First Bancorp Announces Extension of Share Repurchase Authorization

      TROY, N.C., April 23 /PRNewswire-FirstCall/ --

      First Bancorp (Nasdaq: FBNC), the parent company of First Bank, announced today that its Board of Directors has approved the repurchase of an additional 200,000 shares of the company's common stock upon the completion of the current 200,000 share repurchase authorization that was announced on August 28, 2002. Approximately 50,000 shares of the August 2002 authorization remain available for repurchase.

      These repurchases may take place in the open market or privately negotiated transactions from time-to-time on an ongoing basis, depending upon market conditions and subject to compliance with all applicable laws and regulations.

      First Bancorp is a bank holding company based in Troy, North Carolina. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 48 branch offices, with 47 branches operating in a sixteen county market area in the central piedmont region of North Carolina, and 1 branch in Wytheville, Virginia, where First Bank does business as First Bank of Virginia. On January 15, 2003, First Bancorp became the parent company of Carolina Community Bank, a community bank with three branches located in Dillon County, South Carolina. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

      Please visit our website at www.firstbancorp.com. For additional information, please contact:

      Mr. James H. Garner
      President & Chief Executive Officer
      Telephone: (910) 576-6171